Exhibit 4.38

SECURED TERM FACILITY AGREEMENT

Among
DRYSHIPS INC.,
 as Borrower
CERTAIN SUBSIDIARY GUARANTORS
 PARTY HERETO FROM TIME TO TIME
And
SIERRA INVESTMENTS INC.,
 as Lender
Dated as of October 25, 2017

SECURED FACILITY AGREEMENT
THIS SECURED TERM FACILITY AGREEMENT (this "Agreement"), dated as of October 25, 2017, is made by and among DRYSHIPS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Borrower"), certain Subsidiary Guarantors party hereto from time to time and SIERRA INVESTMENTS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower and the Lender previously entered into that certain Revolving Facility Agreement dated as of 23nd May, 2017 (the "Existing Facility Agreement"), pursuant to which the Lender agreed to make loans to the Borrower and under which U.S.$.73,840,840.00 is outstanding (the "Outstanding Revolver Amount") immediately prior to the Effective Date.
WHEREAS, the Borrower wishes to pay off all of its outstanding obligations under the Existing Facility Agreement by applying the proceeds of the loans available under this Agreement; and
WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make a Loan to the Borrower, all as more fully set forth below.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:
1.	DEFINITIONS
Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in this Section 1.
"Agreement" has the meaning specified in the preamble hereof.
"Borrower" has the meaning specified in the preamble hereof.
"Business Day" means any day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Malta and New York.
"Change of Control" means the occurrence of any of the following:
(a)          the sale, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and the Subsidiary Guarantors taken as a whole, in either case, to any person other than to a Permitted Holder;

(b)          the Borrower is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of the Borrower; or
(c)          the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any person other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Borrower, measured by voting power rather than number of shares.
"Collateral" has the meaning specified in Section 4.03(a) hereof
"Collateral Vessels" means (i) the Vessels described in Annex A to this Agreement and (ii) each other Vessel owned or to be owned by the Credit Parties from time to time that shall be required to join this Agreement in accordance with Section 7.10 hereof;
"Commitment" means, on any date, Seventy Three Million Eight Hundred Forty Thousand and Eight Hundred Forty Dollars (US$.73,840,840.00).
"Credit Parties" means the Borrower and each Subsidiary Guarantor designated by the Borrower as Credit Party.
"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
"Drawdown Date" means in respect of the Loan, the date on which the Loan is advanced to the Borrower under Section 2 hereof.
"Effective Date" means the date all conditions set forth in Section 5.01 shall have been satisfied.
"Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
"Event of Default" has the meaning specified in Section 10 hereof.
"Existing Facility Agreement" has the meaning specified in the recitals hereof.
"Facility Documents" means this Agreement, , each Joinder Agreement and the Security Documents.
"Fair Market Value" means the fair market value of the Collateral Vessels to be determined by one charter-free valuation provided by an independent first class broker appointed by the Borrower at the sole expense of the Borrower, on a date not more than 30 days prior to the borrowing request or any other date as provided in Section 7 hereof.

"FATCA" means:
(a)          sections 1471 to 1474 of the United States Internal Revenue Code of 1986, as amended, or any associated regulations;
(b)          any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)          any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.
"Guaranties" means the Guaranty by each Subsidiary Guarantor to the Lender as set forth in Section 11 hereof, as amended, amended and restated, supplemented or otherwise modified from time to time.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all synthetic lease obligations of such Person, (j) net obligations of such Person under any hedging agreements, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
"Interpolated Screen Rate" means, in relation to LIBOR Rate for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period or relevant part of it; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period or relevant part of, each as of 11:00 a.m., London time, on the Quotation Day for the currency of the Loan.
"Interest Period" means (1) with respect to the first period following the Drawdown Date, the period beginning on (and including) the date on which the Loan is actually made and ending on December 31, 2017 or such other period as may be mutually agreed between the Borrower and the Lender and (2) with respect to the subsequent periods, the period shall be for a duration of six (6) months calculated semi-annually on June 30 and December 31 of each calendar year; provided that:
(a)  if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
(b)  no Interest Period may end later than the Maturity Date.
"Joinder Agreement" means a Joinder Agreement to this Agreement substantially in the form and substance of Exhibit B attached hereto, duly executed by a Subsidiary Guarantor made a party hereto pursuant to Section 7.10 hereof
"Lender" has the meaning specified in the preamble hereof
"LIBOR Rate" means, in relation to any Interest Period, (a) the applicable Screen Rate, (b) if no Screen Rate is available for the currency or the relevant Interest Period or relevant part of it, the applicable Interpolated Screen Rate; or (c) if no Screen Rate is available for the currency or the relevant Interest Period or relevant part of it and it is not possible to calculate an Interpolated Screen Rate for such currency or relevant Interest Period or relevant part of it, then the Reference Bank Rate, each as of 11:00 a.m., London time, on the Quotation Day for the offering of deposits in the currency of the Loan and for a period equal in length to the relevant Interest Period or relevant part of it and, if any such rate is below zero, LIBOR Rate shall be deemed to be zero.
"Lien" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Loan" means the amount of the loan advanced by the Lender to the Borrower under Section 2.01 hereof or, where the context permits, the principal amount advanced and for the time being outstanding.
"Material Adverse Effect" means (a) a material adverse effect on the operations, business, properties or financial condition of the Credit Parties, taken as a whole or (b) a material impairment of the rights and remedies of the Lender under any Facility Document, or of the ability of any Credit Party to perform its obligations under any Facility Document to which it is a party.
"Maturity Date" has the meaning specified in Section 3.01 hereof.
"Obligations" means, collectively, (a) all Indebtedness, debts, liabilities, indemnities, covenants, and other obligations of the Borrower and the other Credit Parties (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the other Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) under or in connection with (i) this Agreement and the Loan hereunder, (ii) any note or other evidence of Indebtedness of the Borrower now or hereafter issued in connection with this Agreement or (iii) the other Facility Documents, in each case with respect to this clause (a) whether now existing or hereafter arising, due or to become due, direct or indirect, matured or unmatured, liquidated or unliquidated, absolute or contingent, and howsoever evidenced, held or acquired, of any kind or nature, each as may be amended, restated, supplemented or otherwise modified from time to time, and (b) all reasonable out-of-pocket expenses and charges, legal and otherwise, incurred by the Lender in collecting or enforcing any of such amounts set forth in clause (a) or in realizing on or protecting any security therefor, including the Collateral.
"Permitted Holder" means Mr. George Economou, Mr. Anthony Kandylidis, or any spouse or member of their respective immediate families, any of his or their Affiliates, or any Person that is controlled, directly or indirectly, by any such Permitted Holder.
"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.
"Purposes" means repayment of the Borrower's obligations under the Existing Facility Agreement in full
"Quotation Day" means, in relation to any Interest Period for which an interest rate is to be determined, the first day of that period.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
"Reference Banks" means any bank or financial institutions as may be appointed by the Lender in consultation with the Borrower.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Security Documents" means each Ship Mortgage, each Guaranty, all security agreements and documents that may be reasonably required by the Lender with respect to any Collateral Vessel, any other document (whether or not it creates a Lien) that may be executed from time to time as security for, or for the purpose of establishing any priority or subordination arrangement in relation to, the obligations hereunder, and any other document designated as such by the Lender and the Borrower, each as amended, amended and restated, supplemented or otherwise modified from time to time, each as not released from the Lien granted in favor of the Lender.
"Ship Mortgages" means each first priority mortgage on each Collateral Vessel, as may be amended, supplemented or otherwise modified from time to time.
"Subsidiary" means, with respect to any specified Person, (i) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
"Subsidiary Guarantor" means each Subsidiary of the Borrower designated by the Borrower that shall become a party hereto as a Subsidiary Guarantor in accordance with Section 7.10 hereof and described in Annex B hereof;
"Total Loss" means in relation to a vessel:
(a)	actual, constructive, compromised, agreed or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than thirty (30) days.

"Vessel" shall mean one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in the Borrower's business, in each case together with all related spares, equipment and any additions or improvements.
2.	COMMITMENT AND LOANS; BORROWING PROCEDURES;
Section 2.01  Commitment.  Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower the Loan          in an amount not exceeding the Commitment on such Business Day as requested by the Borrower..
Section 2.02  Method of Advances.  The Borrower shall request the Loan by delivering to the Lender a written borrowing request (the "Drawdown Request") by 10:00 a.m., London time, not less than one (1) Business Day prior to the requested Business Day of disbursement, or such other period as may be agreed between the Borrower and the Lender, identifying the amount of the Loan.  Upon receipt of the Drawdown Request, and on or before 11:00 a.m. on the date of the disbursement, and so long as such borrowing request complies with the requirements under this Agreement, the Lender shall make the Loan available to the Borrower.
Section 2.03  Existing Facility Agreement.  The Borrower and the Lender hereby agree that as of the Drawdown Date, the Existing Facility Agreement shall be deemed to immediately terminate and shall no longer be in effect.
3.	MATURITY, PAYMENT AND PREPAYMENT; FEES
Section 3.01  Maturity.  The Borrower shall repay the amount of the Loan which has actually been advanced, together with interest as calculated in accordance with Section 4.01, to the Lender on the fifth anniversary of the Drawdown Date (the "Maturity Date").
Section 3.02  Optional Prepayment.  The Borrower may, at its option, at any time prepay in whole or in part the Loan without any premium or penalty, together with interest as calculated in accordance with Section 4.01, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, or in any other amount as may be agreed between the Borrower and the Lender from time to time.
Section 3.03  Mandatory Prepayment.
(a)          Not later than the first Business Day following the receipt of any net cash proceeds by any Credit Party with respect to any sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by any Credit Party to any Person of any

Collateral Vessel of such Credit Party in a single transaction or series of related transactions, the Borrower shall, as mutually agreed with the Lender, prepay to the Lender 100% of the net cash proceeds of such sale or offer as Collateral a Vessel or Vessels with at least the same Fair Market Value as the Collateral Vessel sold.  In any case, immediately after such prepayment or provision of additional Collateral, the Borrower must be in compliance with Section 7.11.
(b)          In the event that any Credit Party other than the Borrower or any affiliate of any Credit Party shall receive net cash proceeds from the issuance or incurrence of Indebtedness for money borrowed from any Credit Party (other than any Indebtedness permitted under Section 7.02), the Borrower shall, as mutually agreed with the Lender, prepay to the Lender 100% of the net cash proceeds or offer as Collateral a Vessel or Vessels with at least the same Fair Market Value as the Collateral Vessel that has been refinanced.  In any case, immediately after such prepayment or provision of additional Collateral, the Borrower must be in compliance with Section 7.11.
(c)          In the event of a Total Loss of a Collateral Vessel, the Borrower shall on the earlier of the date falling ninety (90) days after any such Total Loss and the date on which the proceeds of any such Total Loss are realized, the Borrower shall, as mutually agreed with the Lender, prepay to the Lender 100% of the net proceeds of any such Total Loss or offer as Collateral a Vessel or Vessels with at least the same Fair Market Value as the Collateral Vessel deemed to be a Total Loss.  In any case, immediately after such prepayment or provision of additional Collateral, the Borrower must be in compliance with Section 7.11.
(d)          Upon the occurrence of a Change of Control, the Borrower shall, substantially simultaneously with such occurrence (and in any event not later than the first Business Day next following), pay the Loan and other amounts outstanding hereunder (the "Prepaid Amount") in full.
Section 3.04  Payment.  Except to the extent otherwise agreed between the Borrower and the Lender, all payments of principal of, and interest on, the Loan to be made by the Borrower under this Agreement shall be made in United States Dollars, in immediately available funds, without set-off or counterclaim, to the Lender.
4.	INTEREST AND SECURITY
Section 4.01  Interest Rate.  The unpaid principal of the Loan shall bear interest, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate for such Interest Period plus four and a half percent (4.50%) per annum until the date upon which all amounts owing under the Loan have been repaid in full.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days and be payable in arrears on each semi-annual payment date, being June 30th and December 31st.  Payments due on other than a Business Day shall (except as otherwise required by clause (a) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
Section 4.02  Default Rate.  On and after the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on the Loan at a rate per annum equal to the rate of interest that otherwise would be applicable to the Loan plus two percent (2%) per annum.
Section 4.03  Security.  The Loan shall be secured by the Ship Mortgages and the Pledge of the Equity Interests in accordance with the terms thereof (collectively, the "Collateral"), for the prompt and complete payment and performance when due of the Obligations.
Section 4.04  Pledge of Equity Interests in Subsidiary Guarantors.
(a)          Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, each Credit Party hereby assigns and pledges to the Lender, its successors and assigns, and hereby grants to the Lender, its successors and assigns, a security interest in, all of such Credit Party's right, title and interest in, to and under (i) the Equity Interests in any Subsidiary Guarantor owned by such Credit Party, (ii) any other Equity Interests obtained in the future by such Credit Party in any Subsidiary Guarantor and (iii) the promissory notes, stock certificates, securities, instruments or other documents representing or evidencing all such Equity Interests (all the foregoing collectively referred to herein as the "Pledged Securities"), (iii) all other property that may be delivered to and held by the Lender pursuant to the terms of this Section 4.04(a), (iv) subject to Section 4.04(e), all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clause (iv ) above, (v) subject to Section 4.04(e), all rights and privileges of such Credit Party with respect to the securities and other property referred to in clauses (i), (Hi) and (iv) above, and (vi) subject to Section 4.04(e), all Proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the "Pledged Collateral").
(b)          Delivery of Pledged Collateral.
(i)          Each Credit Party designated by the Borrower agrees promptly but no later than thirty (30) Business Days from (i) the Effective Date (in the case of the Credit Parties in existence as of the Effective Date) or any other later date as agreed between the parties and (ii) if any Credit Party, designated by the Borrower, is subsequently formed, acquired or otherwise becomes in existence, no later than thirty (30) Business Days from the date on which such Credit Party is formed, acquired or otherwise becomes in existence, to deliver or cause to be delivered to the Lender any and all certificates, instruments or other documents representing or evidencing Pledged Securities.
(ii)          Upon delivery to the Lender, (i) any certificate, instrument or document representing or evidencing Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Lender and duly executed in blank and by such other instruments and documents as the Lender may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Credit Party and such other instruments or documents as the Lender may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be made a part hereof upon such delivery; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.
(iii)          The Borrower shall deliver promptly but no later than thirty (30) Business Days after the Effective Date or any other later date as agreed between the parties a schedule setting forth the percentage of the issued and outstanding shares of each class of the Equity Interests of each Subsidiary Guarantor.
(c)          Representations, Warranties and Covenants.  The Credit Parties jointly and severally represent, warrant and covenant to and with the Lender that:
(i)          Upon delivery in accordance with Section 4.04(b)(iii) hereof, such schedule correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of each Subsidiary Guarantor represented by such Pledged Securities and includes all Equity Interests required to be pledged hereunder;
(ii)          the Pledged Securities have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;
(iii)          except for the security interests granted hereunder (or otherwise permitted under this Agreement), each Credit Party (i) is and, subject to any transfers made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities as owned by such Credit Party, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than transfers made in compliance with this Agreement, and (iv) subject to Section 4.04(e), will cause any and all Pledged Collateral, whether for value paid by such Credit Party or otherwise, to be forthwith deposited with the Lender and pledged or assigned hereunder;
(iv)          except for restrictions and limitations imposed by the Facility Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Lender of rights and remedies hereunder;
(v)          each Credit Party (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Facility Documents), however arising, of all persons whomsoever;
(vi)          no consent or approval of any governmental authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
(vii)          by virtue of the execution and delivery by each Credit Party of this Agreement, when any Pledged Securities are delivered to the Lender in accordance with this Agreement along with the other deliverables required pursuant to Sections 4.04(b)(ii) and 4.04(b)(iii), the Lender will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and
(viii)          the pledge effected hereby is effective to vest in the Lender the rights of the Lender in the Pledged Collateral as set forth herein and all action by any Credit Party necessary or desirable to protect and perfect the Lien on the Pledged Collateral has been duly taken.
(d)          Registration in Nominee Name; Denominations.  The Lender shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Credit Party, endorsed or assigned in blank or in favor of the Lender.  Each Credit Party will promptly give to the Lender copies of any notices or other communications received by it with respect to Pledged Securities in its capacity as the registered owner thereof The Lender shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
(e)          Voting Rights; Dividends and Interest, Etc.
(i)          Unless and until an Event of Default shall have occurred and be continuing and the Lender shall have given the Credit Parties written notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 9(c) of this Agreement):
(1)          Each Credit Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement and the other Facility Documents; provided, however, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Lender under this Agreement or any other Facility Document unless expressly permitted pursuant to the terms of this Agreement or any of the other Facility Documents.
(2)          The Lender shall execute and deliver to each Credit Party, or cause to be executed and delivered to each Credit Party, all such proxies, powers of attorney and other instruments as such Credit Party may reasonably request for the purpose of enabling such Credit Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (1) above.
(3)          Each Credit Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Facility Documents and applicable law; provided, however, that any noncash dividends or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Credit Party, shall not be commingled by such Credit Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the Lender and shall be forthwith delivered to the Lender in the same form as so received (with any necessary endorsement or instrument of assignment).  This paragraph (3) shall not apply to dividends between or among the Borrower, the Subsidiary Guarantors and any Subsidiaries only of property subject to a perfected security interest under this Agreement; provided that the Borrower notifies the Lender in writing, specifically referring to this Section 4.04(e) at the time of such dividend and takes any actions the Lender specifies to ensure the continuance of its perfected security interest in such property under this Agreement.
(ii)          Upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified (or shall be deemed to have notified pursuant to Section 4.04(e)(i) hereof) the Credit Parties in writing of the suspension of their rights under Section 4.04(e)(i)(3) hereof, then all rights of any Credit Party to dividends or other distributions that such Credit Party is authorized to receive pursuant to Section 4.04(e)(i)(3) hereof shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions.  All dividends or other distributions received by any Credit Party contrary to the provisions of this Section 4.04(e) shall be held in trust for the benefit of the Lender, shall be segregated from other property or funds of such Credit Party and shall be forthwith delivered to the Lender upon demand in the same form as so received (with any necessary endorsement or instrument of assignment).  Any and all money and other property paid over to or received by the Lender pursuant to the provisions of this paragraph (ii) shall be retained by the Lender in an account to be established by the Lender upon receipt of such money or other property.  After all Events of Default have been cured or waived and each applicable Credit Party has delivered to the Lender certificates to that effect, the Lender shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Credit Party (without interest) all dividends or other distributions that such Credit Party would otherwise be permitted to retain pursuant to the terms of 4.04(e)(i)(3) hereof and that remain in such account.

(iii)          Upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified (or shall be deemed to have notified pursuant to Section 4.04(e)(i) hereof) the Credit Parties in writing of the suspension of their rights under Section 4.04(e)(i)(3) hereof, then all rights of any Credit Party to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 4.04(e)(i)(1) hereof, and the obligations of the Lender under Section 4.04(e)(i)(1) hereof, shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Lender shall have the right from time to time following and during the continuance of an Event of Default to permit the Credit Parties to exercise such rights.
(iv)          Any notice given by the Lender to the Credit Parties exercising its rights under Section 4.04(e)(i) hereof (x) must be given in writing, (y) may be given to one or more of the Credit Parties at the same or different times and (z) may suspend the rights of the Credit Parties under Section 4.04(e)(i)(1) or Section 4.04(e)(i)(3) hereof in part without suspending all such rights (as specified by the Lender in its sole and absolute discretion) and without waiving or otherwise affecting the Lender's rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
5.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.
Section 5.01  Effective Date.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:
(a)          The Lender shall have received executed counterparts of this Agreement, duly executed and delivered by an authorized officer of the Borrower and the other Credit Parties.
(b)          The Lender shall have received any fees, costs and expenses due from the Borrower pursuant to Section 10 hereof.
Section 5.02  Loan.  The obligation of the Lender to make the Loan shall be subject to the satisfaction of each of the following conditions precedent:
(a)          Both before and after giving effect to the Loan, (i) the representations and warranties set forth in each Facility Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects,(ii) the Borrower is in compliance with Section 7.11 hereof and (iii) no Default shall have then occurred and be continuing.
(b)          The Lender shall have received a Drawdown Request in accordance with Section 2.02, executed and delivered by an authorized officer of the Borrower.  The delivery of a

Drawdown Request and the acceptance by the Borrower of the proceeds of the Loan shall constitute a representation and warranty by the Borrower that on the date of the Loan (both immediately before and after giving effect to the Loan and the application of the proceeds thereof) the statements made in Section 6 hereof are true and correct.
6.	REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Lender that, as of the Effective Date and as of the date of the disbursement of the Loan:
Section 6.01  Existence and Power.  It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power, authority and legal right to execute, deliver and perform this Agreement and each of the Facility Documents to which it is a party.
Section 6.02  Authority.  The execution and delivery by it of this Agreement and each of the other Facility Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder (a) have been duly authorized by all necessary corporate action on its part; (b) do not violate any provision of its organizational documents or any laws of the Marshall Islands or any other applicable jurisdiction, or any governmental rule, regulation or order thereunder, or of any indenture, agreement or other instrument, license, judgment or order applicable to it or by which its properties are bound; and (c) do not breach, create a default under (with or without any passage of time or giving of notice or both) or result in the creation or imposition of any Lien upon any of its revenues, assets or properties under, any agreement, contract or instrument by which any of its revenues, assets or properties may be bound or affected.
Section 6.03  Governmental Approvals.  No authorization, consent, approval, order, license or permit from, or filing registration or qualification with, any governmental agency is required to authorize or permit the execution, deliver and performance by it of the Facility Documents.
Section 6.04  Binding Obligations.  Each Facility Document constitutes the legal, valid and binding obligations of such Credit Party enforceable in accordance with its terms, enforceable against such Credit Party in accordance with its terms.
7.	COVENANTS OF THE BORROWER
Section 7.01  No Liens.  No Credit Party will create, incur, assume or permit to exist any Lien on any Collateral without the prior written consent of the Lender, except for:
(a)          Liens securing payment of their Obligations under the Facility Documents;

(b)          unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of a Collateral Vessel for an amount not exceeding $1,000,000 or the equivalent in any other currency;
(c)          any lien on a Collateral Vessel for master's, officer's or crew's wages outstanding in the ordinary course of its trading and in accordance with usual maritime practice;
(d)          liens for salvage or general average;
(e)          liens for master's disbursements incurred in the ordinary course of trading;
(f)          any other lien arising by operation of law in the ordinary course of the operation of that Vessel, provided that such lien (or the aggregate of such liens at any time) does not secure an amount greater than $1,000,000 and secures obligations not more than thirty (30) days overdue; or
(g)          security arising by operation of law in respect of taxes, assessments or governmental charges or levies which are not overdue for payment or in respect of taxes, assessments or governmental charges or levies being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.
Section 7.02  No Indebtedness.  No Subsidiary Guarantor will create, incur, assume or permit to exist any unsecured indebtedness without the prior written consent of the Lender, except
(a)          indebtedness in respect of its obligations under the Facility Documents; and
(b)          intercompany indebtedness among the Credit Parties.
Section 7.03  No Disposition.  No Credit Party will dispose of any of their respective assets to any person in one transaction or series of transactions unless such disposition is in the ordinary course of its business except any Credit Party which owns or operates a Collateral Vessel may sell, lease or otherwise dispose of any vessel (or 100% of the equity interests of the Subsidiary that owns such vessel), provided that, with respect to a sale or other disposition of a Collateral Vessel (or 100% of the equity interests of the Subsidiary that owns such Collateral Vessel), (i) such sale is made at fair market value, (ii) 100% of the consideration in respect of such sale shall consist of cash or cash equivalents received by the Credit Party which owned such Collateral Vessel, on the date of consummation of such sale, (iii) the net cash proceeds of such sale or other disposition shall be applied as required by Section 3.03 to repay the Loan and (iv) no Default or Event of Default shall exist at such time.
Section 7.04  Use of Proceeds.  The Borrower will apply the proceeds of the Loan exclusively for the Purposes.

Section 7.05  Notices.  As soon as possible and in any event within three (3) Business Days after any Credit Party obtains knowledge thereof, such Credit Party will notify the Lender of:
(a)          the occurrence of a Default or an Event of Default, along with a detailed description thereof and the action that such Credit Party has taken and proposes to take with respect thereto; and
(b)          the occurrence of any default or event of default under any agreement or other contractual obligation to which such Credit Party is a party, which could reasonably be expected to have a Material Adverse Effect.
Section 7.06  Maintenance of Existence; Compliance with Contracts, Laws, etc.  Each Credit Party will preserve and maintain its legal existence, perform in all material respects their obligations under material agreements to which such Credit Party is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all taxes, imposed upon such Credit Party or upon their property except to the extent being diligently contested in good faith by appropriate proceedings.
Section 7.07  Maintenance of Properties.  Each Credit Party will maintain, preserve, protect and keep its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower may be properly conducted at all times, unless such Credit Party determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Credit Party or any of its Subsidiaries.
Section 7.08  Future Security, etc.  In the event any Credit Party and the Lender enter into any Security Document after the Effective Date, promptly, and in any event within fifteen (15) Business Days, following the request of the Lender, such Credit Party will execute any documents, agreements and instruments, and take all further action that may be required under applicable law, and do all things reasonably requested by the Lender, in order to effectuate the transactions contemplated by the Facility Documents in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.01 hereof) of the Liens created or intended to be created by the Facility Documents.
Section 7.09  Ship Mortgages, and Pledged Securities.  Each Credit Party designated by the Borrower will deliver to the Lender, within (a) thirty (30) Business Days from the Effective Date (in the case of the Credit Parties in existence as of the Effective Date) or within any other later time as agreed by the Parties and (b) if any Subsidiary of the Borrower designated by the Borrower is subsequently foiled, acquired or otherwise becomes in existence, within thirty (30) Business Days from the date on which such Subsidiary is formed, acquired or otherwise becomes in existence, (a) duly executed copies of the Ship Mortgages and documentary evidence of the registration of the Ship Mortgages in relevant jurisdictions and the execution and delivery of all other security agreements and documents that may be reasonably required by the Lender with respect to the Collateral Vessels, (b ) each item required to be delivered in accordance with Section 4.04(b) hereof and (c ) any agreements, documents and instruments satisfactory to the Lender to perfect or otherwise evidence the Lender's security interests hereunder.
Section 7.10  Joinder Agreement.  The Borrower will take all steps necessary, within thirty (30) Business Days from (a) the Effective Date (in the case of the Subsidiaries of the Borrower in existence as of the Effective Date and designated by the Borrower as Credit Party) or within any other time as agreed by the Parties and (b) if any Subsidiary of the Borrower is subsequently formed, acquired or otherwise becomes in existence and designated by the Borrower as Credit Party, within thirty (30) Business Days from the date on which such Subsidiary is formed, acquired or otherwise becomes in existence, to cause each such Subsidiary that shall be reasonably acceptable to the Lender to (i) become a party to this Agreement as a Credit Party through the execution and delivery of a Joinder Agreement and (ii) satisfy its obligations set forth in Section 7.09 hereof;
Section 7.11  Security Shortfall If at any time the Fair Market Value of the Collateral Vessels is less than 200% of the principal amount of the outstanding Loan, the Lender by notice to the Borrower may require that such deficiency be remedied.  The Borrower shall then within thirty (30) days of receipt of such notice ensure that the Fair Market Value of the Collateral Vessels equals or exceeds 200% of the principal amount of the outstanding Loan.  For this purpose, the Borrower may:
a.	provide additional security over other assets approved by the Lender; and/or
b.	prepay part of the outstanding Loan. Any such amount prepaid shall be applied in reduction of the principal amount of the outstanding Loan.
8.	WITHHOLDING; GROSS-UP
Section 8.01  Withholding.  If any withholding or deduction from any payment to be made by the Borrower under this Agreement is required in respect of any taxes pursuant to any applicable law, rule or regulation, the Borrower will: (a) pay to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (c) make such payment to the Lender net of any such withholding deduction.
Section 8.02  Gross-Up.  If the Borrower makes a payment under Section 8.01, and the Lender is subsequently unable to obtain a credit or a refund in the full amount of such withholding or deduction, the Lender will so notify the Borrower.  In that case, the Borrower must pay to the Lender, on demand, such additional amount as is necessary to ensure that the net amount received by the Lender with respect of such payment is equal to the full amount the Lender would have received had no such withholding or deduction been required.  If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any this Agreement, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, including any documentation necessary to establish the FATCA status of the Lender.  No additional amounts shall be payable under this Section 8.02 with respect to (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), (b) any taxes imposed on the Lender by reason of its failure to deliver documentation to the Borrower pursuant to the immediately preceding sentence, or (c) any taxes imposed under FATCA.
9.	EVENTS OF DEFAULT
Each of the following events or occurrences described in this Section 9 shall constitute an "Event of Default":
(a)          Non-payment.  Failure of the Borrower to pay when due any principal, interest or fee amount payable under this Agreement at the place at and in the currency in which it is expressed to be payable, unless such failure is cured within three (3) Business Days of its due date.
(b)          Cross-Acceleration.  The occurrence of any event or condition that results in any indebtedness of the Borrower in excess of $7,000,000 under any agreement of the Borrower becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity.
(c)          Bankruptcy, Insolvency, etc.  The Borrower shall:
(i)          become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(ii)          apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(iii)          in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents;
(iv)          permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed;

provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents; or
(v)          take any action authorizing, or in furtherance of, any of the foregoing.
(d)          Others.  Failure by the Borrower to duly perform or observe any agreement or covenant contained in any Facility Document unless such failure is cured after thirty (30) days after the earlier to occur of notice thereof given to the Borrower by the Lender or the date on which the Borrower has knowledge of such default.
Upon the occurrence and continuation of any Event of Default, the Lender may by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower:
(i)          declare the Lender's obligation to make the Loan terminated, whereupon such obligation shall forthwith terminate immediately; and
(ii)          declare the principal of, and any accrued interest in respect of, the Loan and all obligations and damages owing by the Borrower to the Lender under this Agreement to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
Provided that if any Event of Default described in clause (c) of Section 9 with respect to the Borrower shall occur, the Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the outstanding Loan and all other obligations under this Agreement shall automatically be and become immediately due and payable, without notice or demand to any Person.
10.	MISCELLANEOUS INDEMNITIES — PAYMENT OF COSTS & EXPENSES
Section 10.01 The Borrower shall within ten (10) days of demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Facility Documents, against any loss or expense which the Lender shall certify with supporting documentation as sustained or incurred as a consequence of:
(a)          any default in payment by any of the Credit Parties of any sum under any of the Finance Documents when due;
(b)          the occurrence of any Default;

(c)          any prepayment of the Loan or part thereof being made or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or
(d)          the Commitment not being advanced for any reason (excluding any default by the Lender) after the Drawdown Request has been given, including, in any such case, but not limited to, any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount)..
Without prejudice to its generality, this Section 10.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any environmental law and any sanctions.
Section 10.02  The Borrower shall within ten (10) days of demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender for losses, claims, damages, liability actions, proceedings (whether civil or criminal) judgements and expenses (including reasonable costs of defense and investigation and all reasonable attorneys' fees) to which Lender may become subject insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon:
(a)
any violation of U.S. federal or state securities laws or the rules and regulations of Nasdaq in connection with the transactions contemplated by this Agreement by the Borrower or any of its subsidiaries, affiliates, officers, directors or employees;

(b)
any untrue statement of a material fact contained, or incorporated by reference, in the Registration Statements made by the Borrower or any amendment thereto or any omission or alleged omission to state therein, or in any document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein not misleading;

(c)
any untrue statement of a material fact contained, or incorporated by reference, in each prospectus related to this Agreement, any free writing prospectus related to this Agreement, or in any amendment thereof or supplement thereto, or any omission to state therein, or in any document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)	any misrepresentation or breach of any representation or warranty made by the Borrower in this Agreement;
(e)	any breach of any covenant, agreement or obligation of the Borrower or any Subsidiary contained in this Agreement; or
(f)
any cause of action, suit, proceeding or claim brought or made against Lender or its agents by a third party or which otherwise involves such individual or entity that arises out of or results from the following:

o	the execution, delivery, performance or enforcement of any of this Agreement and any amendments thereof

o
Upon ten (10) days of demand, the Borrower shall reimburse the Lender for all legal and other costs and expenses reasonably incurred by Lender in investigating, defending against, or preparing to defend against any of the aforementioned claims, actions, suits or proceedings with respect to which they are entitled to indemnification
Section 10.3  Environmental Indemnity.  The Borrowers shall indemnify the Lender within ten (10) days of demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an environmental claim made or asserted against the Lender if such environmental claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Facility Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Facility Documents.
Section 10.4  Maintenance of the Indemnities.  The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Facility Documents and any other documents executed pursuant hereto or thereto.
Section 10.5  Costs and Expenses Until all of the obligations of the Borrower are satisfied in full, the Borrower agrees to pay on demand all reasonable and out-of-pocket expenses of the Lender in connection with:
(e)          the negotiation, preparation, execution and delivery of each Facility Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Facility Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
(f)          the filing, registration or recording of any Facility Document and all amendments, supplements, amendment and restatements and other modifications to any thereof,

searches made following the Effective Date and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Facility Document;
(g)          the preparation and review of the form of any document or instrument relevant to any Facility Document; and
(h)          any fees and expenses that the Lender incurs on the Effective Date and will incur thereafter with respect to any Facility Document.
The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Facility Document or the Loan.  The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of counsel to the Lender) incurred by the Lender in connection with (i) the negotiation of any restructuring or "work-out" with the Borrower, whether or not consummated, of any obligations under the Facility Documents and (ii) the enforcement of any obligations under the Facility Documents.
11.	GUARANTY
(a)          Each Subsidiary Guarantor jointly and severally hereby irrevocably and unconditionally guarantees to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the "Guaranteed Obligations").
(b)          Each Subsidiary Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Subsidiary Guarantors will upon demand pay, or cause to be paid, in cash, to the Lender an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations and all other Guaranteed Obligations then owed to the Lender as aforesaid.
(c)          Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:
(i)          this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety;
(ii)          the Lender may enforce this Guaranty upon the occurrence and continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence of such Event of Default;

(iii)          the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Subsidiary Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(iv)          payment by any such Subsidiary Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any such Subsidiary Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Subsidiary Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Subsidiary Guarantor, limit, affect, modify or abridge any other Subsidiary Guarantor's liability hereunder in respect of the Guaranteed Obligations;
(v)          the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor's liability hereunder, from time to time may (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (ii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iii) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (iv) exercise any other rights available to it under the Facility Documents;
(vi)          this Guaranty and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any such Subsidiary Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Facility Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Facility Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Facility Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Facility Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Guaranteed Obligations.
(d)          Each Subsidiary Guarantor designated by the Borrower as Credit Party hereby waives, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.05 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
(e)          Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Subsidiary Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against Borrower or any other Subsidiary Guarantor designated by the Borrower as Credit Party or any of its assets in connection with this Guaranty or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against Borrower, and (c) any benefit ot; and any right to participate in, any collateral or security now or hereafter held by the Lender.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations.  Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against Borrower, to all right, title and interest the Lender may have in any such collateral or security, and to any right the Lender may have against such other guarantor.  If any amount shall be paid to any such Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
(f)          Any Indebtedness of Borrower or any Subsidiary Guarantor now or hereafter held by any such Subsidiary Guarantor (the "Obligee Subsidiary Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Subsidiary Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Subsidiary Guarantor under any other provision hereof.

(g)          This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full .  Each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
(h)          It is not necessary for the Lender to inquire into the capacity or powers of any Subsidiary Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
(i)          The Loan may be advanced to the Borrower or continued from time to time, without notice to or authorization from any Subsidiary Guarantor designated by the Borrower as Credit Party regardless of the financial or other condition of the Borrower at the time of such advance.  The Lender shall not have any obligation to disclose or discuss with any such Subsidiary Guarantor its assessment, or any such Subsidiary Guarantor's assessment, of the financial condition of the Borrower.  Each Subsidiary Guarantor designated by the Borrower as Credit Party has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Facility Documents, and each Subsidiary Guarantor designated by the Borrower as Credit Party assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by the Lender.
(j) (i)          In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
(ii)          If all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Lender or any other Person effective as of the time of such asset sale.
12.	OTHER ACTIONS
Each of the parties hereby undertakes to the other that it will do all such acts and things and execute all such instruments and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Agreement and the other Facility Documents.

13.	NOTICES
All notices under this Agreement shall be in writing and shall be deemed effective when delivered via courier, or transmitted by any standard form of telecommunication to the applicable address or facsimile number set forth below (or such other addresses as one party identifies to the other in writing):
If to the Lender:
Sierra Investments Inc.
do MARE SERVICES LIMITED
5/1 Merchants Street, Valletta VLT
1171, Malta
Attn: Mare Services Limited
Tel: (+356) 21 222 097
Fax: (+356) 21 249 950
E-mail: info@cefaiadvocater.com
If to the Borrower:
DryShips Inc.
Athens Licenced Shipping Office
109 Kifissias Avenue and Sina Street
151 24, Marousi Athens, Greece
Attention: Dimitris Dreliozis
Facsimile: (+30) 216 2006 241
Email. CFO@dryships.com
14.	PARTIAL INVALIDITY AND WAIVER
The illegality, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
15.	ASSIGNMENT
Neither party is permitted to transfer any of its rights, benefits and obligations hereunder without the prior written consent of the other party except that the Lender may assign (including collaterally) this Agreement, or any portion of this Agreement to Lender's lender or other financing party in connection with a credit facility of Lender.
16.	AMENDMENTS; NO WAIVER
(a)          Except as otherwise provided in this Agreement, the terms and conditions of this Agreement may only be changed, modified or altered by a written agreement signed by each of the parties to this Agreement.

(b)          No delay, failure or discontinuance of the Lender in exercising any right, power or remedy under any of the Facility Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by the Lender of any breach of or default under any of the Facility Documents must be in writing and shall be effective only to the extent set forth in such writing.
17.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
18.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of England.
19.	SUBMISSION TO JURISDICTION
Any dispute which may arise out of or in connection with this Agreement shall be referred to arbitration in London, United Kingdom in accordance with the rules of London Maritime Arbitrators Association (LMAA) applicable at the date of the commencement of the arbitration proceedings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date first set forth above.

DRYSHIPS INC., as Borrower

By:	/s/ Dimitris Dreliozis
	Name:	Dimitris Dreliozis
	Title:	Vice President - Finance

SIERRA INVESTMENTS INC., as Lender

By:	/s/ Savvas Tournis
	Name:	Savvas Tournis
	Title:	Attorney-in-Fact

ANNEX A
COLLATERAL VESSELS
No	Name of Vessel	Type	DWT	Flag	Year built	IMO No.
1.	SAMSARA	CRUDE/DPP/DH	158,000	MALTA	2017	9792228
2.	BALLA	CRUDE/DPP/DH	113,600	MALTA	2017	9749556
3.	JUDD	NEWCASTLEMAX	205,000	MALTA	2015	9639476
4.	CASTELLANI	KAMSARMAX	82,129	MALTA	2014	9602409

ANNEX B
LIST OF SUBSIDIARY GUARANTORS
1.	CECILIA OWNING COMPANY LIMITED OF MARSHALL ISLANDS
2.	REGINA OWNERS INC OF MARSHALL ISLANDS
3.	NOUFARO OWNERS INC OF MARSHALL ISLANDS
4.	KAHUNA OWNERS INC OF MARSHALL ISLANDS

Exhibit B
FORM OF JOINDER AGREEMENT
JOINDER AGREEMENT
This Joinder Agreement, dated as of [•], is delivered pursuant to Section 7.10 of the Secured Term Facility Agreement, dated as of ………. 2017, among DryShips Inc., a Marshall Islands corporation (the "Borrower"), certain Subsidiary Guarantors party thereto from time to time designated by the Borrower as Credit Party and Sierra Investments Inc., a Marshall Islands corporation (the "Lender") (as amended, restated, supplemented or otherwise modified, the "Facility Agreement").  Capitalized terms used herein but not defined herein are used herein with the meaning given them in the Facility Agreement.
By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 7.10 of the Facility Agreement, hereby becomes a party to the Facility Agreement as a Credit Party thereunder (including without limitation as a Subsidiary Guarantor under the Guaranty set forth in Section 11 of the Facility Agreement and as a grantor under Sections 4.03 and 4.04 thereof) with the same force and effect as if originally named as a Credit Party therein.
The Borrower and the undersigned, though separate legal entities, comprise, together with the other Credit Parties, one integrated financial enterprise, and all Loans to the Borrower will inure, directly or indirectly to the benefit of the undersigned and each other Subsidiary Guarantor.
The undersigned hereby represents and warrants that each representation and warranty contained in Section 6 of the Facility Agreement relating to it is true and correct as if made by the undersigned herein.
This Joinder Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Joinder Agreement and the transaction contemplated hereby shall be governed by, and construed in accordance with, laws of England.
This Joinder Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by facsimile, "PDF" or similar electronic format of an executed counterpart of this Joinder Agreement shall be deemed to constitute due and sufficient delivery of such counterpart
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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[—], as a Subsidiary Guarantor and a Credit Party

By:
Name:
Title:

[Signature Page to Joinder Agreement]

ACKNOWLEDGED AND AGREED as of the date of this Joinder Agreement first above written. SIERRA INVESTMENTS INC., as Lender

By:
Name:
Title: